                                                                EXHIBIT 5.1

                              April 23, 1996

Kaiser Aluminum Corporation

5847 San Felipe, Suite 2600

Houston, Texas 77057

Ladies and Gentlemen:

  I and members of my staff have acted as counsel for Kaiser Aluminum Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Reg. No. 333-71) of the Company, as amended by Amendment Nos. 1 and 2 thereto (the "Registration Statement"), filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of, among other things, 10,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares") to be sold from time to time, by MAXXAM Inc. (the "Selling Stockholder") directly to purchasers or which may be converted, exchanged or redeemed for debt securities of the Selling Stockholder.

  In connection with the foregoing, I or members of my staff have examined, among other things (i) copies of the Registration Statement and exhibits thereto, and (ii) the originals, photocopies or conformed copies of all such records of the Company and all such agreements and certificates of public officials, certificates of officers and representatives of the Company, and such other documents as I or members of my staff have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to me as originals, the conformity to the originals of all copies submitted to me as conformed or photocopies, and the authenticity of the originals of such latter documents. As to various questions of fact material to this opinion, I have relied, without independent investigation or verification, upon representations, statements or certificates of public officials and officers and representatives of the Company.

  Based upon and subject to the foregoing, and to the qualifications hereinafter specified, I am of the opinion that the Shares to be sold by the Selling Stockholder have been duly authorized and are validly issued, fully paid and nonassessable.

  I call your attention to the fact that I am admitted to practice only in the states of California and Texas and the District of Columbia, and, in rendering the foregoing opinion, I do not express any opinion as to any laws other than the General Corporation Law of the state of Delaware, the laws of the states of California and Texas and the Federal laws of the United States of America. The opinion expressed herein is based upon such laws as are in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.

  I hereby consent to the fling of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the prospectus that forms a part thereof. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

  I am delivering this opinion to the Company, and no person other than the Company may rely upon it.

                                          Very truly yours,

                                          Anthony R. Pierno

                                          Vice President and General Counsel